American Funds Global Balanced Fund
October 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$82,710
Class B	$29
Class C	$6,338
Class F-1	$3,319
Class F-2	$11,769
Total	$104,165
Class 529-A	$3,543
Class 529-B	$3
Class 529-C	$753
Class 529-E	$182
Class 529-F-1	$302
Class R-1	$82
Class R-2	$456
Class R-2E	$1
Class R-3	$722
Class R-4	$441
Class R-5	$160
Class R-5E*	$-
Class R-6	$74,126
Total	$80,771
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.5380
Class B	$0.2698
Class C	$0.3048
Class F-1	$0.5213
Class F-2	$0.5992
Class 529-A	$0.5148
Class 529-B	$0.2393
Class 529-C	$0.2855
Class 529-E	$0.4478
Class 529-F-1	$0.5770
Class R-1	$0.3259
Class R-2	$0.3141
Class R-2E	$0.4315
Class R-3	$0.4421
Class R-4	$0.5279
Class R-5	$0.6144
Class R-5E	$0.5822
Class R-6	$0.6307
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	153,532
Class B	62
Class C	20,807
Class F-1	6,433
Class F-2	23,529
Total	204,363
Class 529-A	6,979
Class 529-B	9
Class 529-C	2,638
Class 529-E	416
Class 529-F-1	568
Class R-1	234
Class R-2	1,496
Class R-2E	9
Class R-3	1,696
Class R-4	916
Class R-5	272
Class R-5E*	-
Class R-6	134,518
Total	149,751
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$29.66
Class B	$29.70
Class C	$29.58
Class F-1	$29.66
Class F-2	$29.68
Class 529-A	$29.64
Class 529-B	$29.69
Class 529-C	$29.53
Class 529-E	$29.61
Class 529-F-1	$29.66
Class R-1	$29.59
Class R-2	$29.55
Class R-2E	$29.64
Class R-3	$29.61
Class R-4	$29.66
Class R-5	$29.70
Class R-5E	$29.64
Class R-6	$29.68
* Amount less than one thousand